STOCKHOLDER AGREEMENT dated as of August 8, 1997, among Roy B. Andersen
(the "STOCKHOLDER"), Xpedite Systems, Inc., a Delaware corporation (the "Company"), and Xpedite Acquisition Corp., a Delaware corporation ("ACQUISITION SUB").

         WHEREAS, Acquisition Sub proposes to enter into a Merger Agreement dated as of the date hereof (as amended from time to time, the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, whether or not such Merger Agreement shall be in effect from time to time) with the Company which provides, among other things, that Acquisition Sub will merge with and into the Company pursuant to the merger contemplated by the Merger Agreement (the "MERGER");

         WHEREAS, as of the date hereof, the Stockholder beneficially owns the number of shares of common stock, par value $.01 per share, of the Company ("COMPANY COMMON STOCK") set forth on Schedule 1; and

         WHEREAS, as a condition to the willingness of Acquisition Sub to enter into the Merger Agreement, Acquisition Sub has requested that the Stockholder agree, and in order to induce Acquisition Sub to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to all the shares of Company Common Stock now beneficially owned and of which the Stockholder may hereafter acquire beneficial ownership (the "SHARES") and any other securities, if any, which the Stockholder is entitled to vote at any meeting of stockholders of the Company (the "OTHER SECURITIES").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                VOTING AGREEMENT

         SECTION 1.1 VOTING AGREEMENT. The Stockholder hereby agrees that, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the holders of shares of Company Common Stock, the Stockholder shall vote (or cause to be voted) the Shares and the Other
Securities: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) in favor of approval of the Charter Amendment; (iii) against any action, any failure to act, or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement (before giving effect to any materiality or similar qualifications contained therein); and (iv) except as otherwise agreed to in writing in advance by Acquisition Sub, against the following actions (other than the Merger, the Charter Amendment, the XSL Purchase Agreement and the transactions contemplated by the Merger Agreement and the XSL Purchase Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries;

(B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company;
(2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or any of its Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Each Stockholder agrees that it shall not enter into any agreement or understanding with any person or entity the effect of which would be to violate the provisions and agreements contained in this
Section 1.01. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

         SECTION 1.2 IRREVOCABLE PROXY. The Stockholder hereby irrevocably appoints Acquisition Sub and each of its officers, as his attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Shares and the Other Securities, which the Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 1.01. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares and the Other Securities that the Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.1 REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Acquisition Sub as follows:

                  (a) This Agreement has been duly executed and delivered by the Stockholder and is a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

                  (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, (i) conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, permit, injunction, writ, judgment, decree or order (collectively, "LAWS") of any domestic or foreign administrative, governmental or regulatory agency or other governing body (each, a "GOVERNMENTAL ENTITY") applicable to the Stockholder or by which any of the Stockholder's assets are bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Encumbrance (as hereinafter defined) on any of the assets of the Stockholder pursuant to, any contract or other instrument to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets are bound, except for any thereof that could not reasonably be expected to materially impair the ability of the Stockholder to perform the Stockholder's obligations hereunder or to consummate the transactions contemplated hereby and except for any Encumbrances created hereby.

                  (c) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity based on any Laws of any Governmental Entity, except (i) the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the "COMMISSION") thereunder (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (the "SECURITIES ACT"); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                  (d) There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of the Stockholder to perform the Stockholder's obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule, order or writ of any Governmental Entity to which the Stockholder or the Stockholder's assets are subject that could reasonably be expected to materially impair the ability of the Stockholder to perform the Stockholder's obligations hereunder or to consummate the transactions contemplated hereby.

                  (e) The Stockholder owns beneficially and of record the number of shares of Company Common Stock (the "EXISTING SHARES") set forth on
         Schedule 1. The Existing Shares constitute all the shares of Company Common Stock owned of record or beneficially by the Stockholder. The Stockholder has sole voting power, sole power of disposition and all other shareholder rights with respect to all the Existing Shares, with no restrictions, other than pursuant to applicable securities laws, on the Stockholder's rights of disposition pertaining thereto. The Stockholder owns options and/or warrants to purchase an aggregate of such number of shares of Company Common Stock not otherwise included in the first sentence of this paragraph (e) as set forth on Schedule 1 ("OPTIONS"), all of which Options will become exercisable upon consummation of the Merger. The Stockholder has good and valid title to all the Existing Shares, free and clear of all Encumbrances (other than any Encumbrance created by this Agreement).

         SECTION 2.2 REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUB. Acquisition Sub represents and warrants to the Stockholder that Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Acquisition Sub's Board of Directors and (except as otherwise set forth in the Merger Agreement) no other corporate proceedings on the part of Acquisition Sub are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition Sub and is a legal, valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with its terms.

                                   ARTICLE III

                          COVENANTS OF THE STOCKHOLDER

         SECTION 3.1 "NO SHOP". The Stockholder shall immediately cease and cause to be terminated all existing discussions or negotiations relating to an Acquisition Proposal or an Alternative Transaction, other than with respect to the transactions contemplated by the Merger Agreement, with any parties conducted heretofore. The Stockholder will not, directly or indirectly, and will instruct the Stockholder's employees, agents and representatives (collectively, "REPRESENTATIVES") not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or Alternative Transaction, or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain an Acquisition Proposal or an Alternative Transaction, or agree to or endorse any Acquisition Proposal or Alternative Transaction, or authorize or permit any of the Stockholder's Representatives to take any such action, and the Stockholder shall use the Stockholder's best efforts to cause the Stockholder's Representatives not to take any such action, and the Stockholder shall promptly notify Acquisition Sub if any such inquiries or proposals are made regarding an Acquisition Proposal or an Alternative Transaction, and the Stockholder shall promptly inform Acquisition Sub as to the material details of any such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Acquisition Sub a copy of such inquiry or proposal, and the Stockholder shall keep Acquisition Sub informed, on a current basis, of the details of any such inquiries and the status and terms of any such proposals. Anything in this Section 3.01 to the contrary notwithstanding, nothing in this Section 3.01 shall limit the Stockholder or any of the Stockholder's Representatives, including without limitation Robert Chefitz and David Epstein, from exercising any of his rights or performing any of his duties as a director of the Company.

         SECTION 3.2 RESTRICTION ON TRANSFER. Until and unless this Agreement has been terminated, the Stockholder shall not, except as expressly provided for in this Agreement, (a) sell, exchange, pledge, encumber or otherwise transfer or dispose of, or agree to sell, exchange, pledge, encumber or otherwise transfer or dispose of, any of its Shares or Options, or any interest therein (except for transfers in connection with distributions of securities by the Stockholder to its equity holders on a pro rata basis in accordance with their interests in the Stockholder, provided that any such distributee shall be required to execute an agreement in substantially the form of this Agreement), (b) deposit its Shares into a voting trust or enter into voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing the Stockholder's obligations under this Agreement, or (d) enter into any agreement, arrangement, understanding, or undertaking to do any of the foregoing. The Stockholder agrees with, and covenants to, Acquisition Sub that beginning on the date hereof and ending on the date of termination of this Agreement, the Stockholder shall not request that the Company, and the Company hereby agrees with, and covenants to, Acquisition Sub that beginning on the date hereof and ending on the date of termination of this Agreement it will not, register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

         SECTION 3.3 CONVERSION OF SHARES; SALE OF SHARES. The Stockholder agrees that, following the adoption of the Charter Amendment and simultaneously with the consummation of the Merger, the Stockholder will (a) exercise all of the Stockholder's options to purchase Company Common Stock (other than options used in connection with the exercise of options pursuant to the terms of the Company's option plans), (b) convert the number of Shares set forth on Schedule 1 into shares of Class B Common Stock, par value $.01 per share, of the Company ("Class B Shares") in accordance with the terms of the Merger Agreement and (c) sell the number of Class B Shares set forth on Schedule 1 to UBS Partners LLC or an affiliate of Fenway Partners, Inc. at the same price as the Cash Election Price.

         SECTION 3.4 COMPLIANCE WITH MERGER AGREEMENT. If the Stockholder is a "Principal Stockholder" referred to in Section 3.01(e)(iii) of the Merger Agreement, the Stockholder agrees that he/it will take such action as is necessary to comply with and effect the provisions of such Section 3.01(e)(iii). Acquisition Sub covenants that the price per share at which its stockholders will purchase Surviving Corporation Common Stock at the Effective Time shall be the same as the Cash Election Price.

         SECTION 3.5 CONFIDENTIALITY OF AGREEMENT. Each party hereto agrees that, without the prior written consent of the other party, it will not disclose this Agreement, or the contents hereof, to any person or entity, except (a) such party's directors, employees, agents, advisors and affiliates, in each case on a confidential and need-to-know basis, (b) the lenders or other providers of financing necessary for the consummation of the transactions contemplated by the Merger Agreement, (c) amendment(s) to Schedule 13D or (d) as is required, in the opinion of its counsel, by applicable law or pursuant to applicable requirements of any listing agreement with or the rules of any securities exchange or the NASDAQ National Market, provided that if any party hereto proposes to make any disclosure based upon the opinion of its counsel such party will, if practicable, advise and consult with the other party at least one business day prior to such disclosure concerning the information such party proposes to disclose.

         SECTION 3.6 FURTHER ASSURANCES. The Stockholder agrees to use the Stockholder's reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If any further action is necessary or desirable to carry out the purposes of this Agreement, the Stockholder shall use the Stockholder's reasonable best efforts to take all such action as promptly as practicable.

                                   ARTICLE IV

                                   TERMINATION

         SECTION 4.1 TERMINATION. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement for any reason whatsoever and (b) the Effective Time of the Merger and, except as set forth below, the parties hereto shall have no further rights or obligations with respect thereto, except as a result of any prior breach thereof.

                                    ARTICLE V

                                   DEFINITIONS

         SECTION 5.1 DEFINITIONS.  For purposes of this Agreement:

                  (a) "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
         Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing;

                  (b) "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (c) "ENCUMBRANCE" means any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, community property right, other marital right, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, shareholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent and seek appraisal, receipt of income or other exercise of any attribute of ownership.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

         SECTION 6.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         SECTION 6.3 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

         SECTION 6.4 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that Acquisition Sub may assign its rights hereunder to UBS Partners LLC or Fenway Partners, Inc., or any affiliate of either such entity, but no such assignment shall relieve Acquisition Sub of its obligations hereunder.

         SECTION 6.5 AMENDMENTS. This Agreement may not be amended, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

         SECTION 6.6 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, facsimile transmission, mail (registered or certified mail, postage prepaid, return receipt requested), or courier service providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  If to Stockholder, to the address set forth on Schedule 1:


                  If to the Company:

                                    Xpedite Systems, Inc.
                                    446 Highway 35
                                    Eatontown, NJ  07724
                                    Attention: President
                                    Telephone:  (908) 544-1044
                                    Fax:  (908) 389-3900

                  copy to:

                                    Paul, Hastings, Janofsky & Walker LLP
                                    399 Park Avenue
                                    New York, NY  10022
                                    Attention:  Neil A. Torpey, Esq.
                                    Telephone:  (212) 318-6000
                                    Fax:  (212) 319-4090

                  If to Acquisition Sub:

                                    UBS Partners LLC
                                    299 Park Avenue
                                    34th Floor
                                    New York, NY  10171
                                    Attention:  Michael Greene
                                    Telephone:  (212) 821-6380
                                    Fax:  (212) 821-6333

                                            and

                                    Fenway Partners, Inc.
                                    152 West 57th Street
                                    New York, NY  10019
                                    Attention:  Russell W. Steenburg
                                    Telephone:  (212) 698-9441
                                    Fax:  (212) 581-1205
                  copies to:

                                    Kaye, Scholer, Fierman, Hays & Handler, LLP
                                    425 Park Avenue
                                    New York, NY  10022
                                    Attention:  Nancy E. Fuchs, Esq.
                                    Telephone:  (212) 836-8000
                                    Fax:  (212) 836-8689

                                            and

                                    Ropes & Gray
                                    1 International Place
                                    Boston, MA  02110
                                    Attention:  John Ayer, Esq.
                                    Telephone:  (617) 951-7000
                                    Fax:  (617) 951-7050

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         SECTION 6.7 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a party hereto.

         SECTION 6.8 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that a breach by it of any agreement contained in this Agreement will cause the other parties to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved parties shall be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity.

         SECTION 6.9 REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         SECTION 6.10 NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         SECTION 6.11 GOVERNING LAW. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on FORUM NON CONVENIENS or any other objection to venue therein); PROVIDED, HOWEVER, that such consent to jurisdiction is solely for the purpose referred to in this subsection (b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

         SECTION 6.12 WAIVER OF JURY TRIAL. EACH OF ACQUISITION SUB, THE COMPANY AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUISITION SUB, THE COMPANY OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

         SECTION 6.13 DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION 6.14 RESTRICTIVE LEGEND. The Stockholder and the Company hereby agree that the Stockholder's Shares and Options, whether now owned or hereafter acquired, shall be certificated by the Company, and that the Company shall place the following legend on any new or existing certificate representing the Stockholder's Shares or Options:

                  "Transfer and voting of the securities represented by this certificate are subject to restrictions set forth in a Stockholders Agreement dated August 8, 1997, a copy of which may be obtained from the Company at its principal executive offices."

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.




                                 /s/    ROY B.ANDERSEN
                                 -------------------------------
                                        ROY B. ANDERSEN, JR.


                                 XPEDITE SYSTEMS, INC.

                             By: /s/    ROBERT S. VATERS
                                 -------------------------------
                                 Name:  Robert S. Vaters
                                 Title: Executive Vice President and
                                        Chief Financial Officer


                             XPEDITE ACQUISITION CORP.
                            By:  /s/   JAMES A. BRECKENRIDGE
                                 -------------------------------
                                 Name: James A. Breckenridge
                                       Title: Secretary

                                   Schedule 1

                                 Number of Shares                           Shares To Be Converted       Class B
Shares
STOCKHOLDER                      BENEFICIALLY OWNED         OPTIONS         INTO CLASS B SHARES          TO BE SOLD
-----------                      ------------------         -------         -----------------------      ----------



Roy B. Andersen                       197,750               180,657                   376,407               245,224
c/o Xpedite Systems, Inc.
446 Highway 35
Eatontown, NJ 07724
Fax No.: (908) 544-1044